SECURITY FUNDS

805 King Farm Boulevard, Suite 600

Rockville, Maryland 20850

December 26, 2013

IMPORTANT MATTER: WE NEED YOUR HELP

Dear Shareholder,

We need your help. We understand that for many people, this is a busy time of the year. Please help us by taking a couple of minutes now to submit your proxy voting instructions for the January 2014 Special Joint Meeting of Shareholders.

We are following up with you because you are invested in one or more of the Security Funds, which are part of the Guggenheim Investments fund complex, and according to our records, your important proxy voting instructions have yet to be received. The Joint Special Meeting of Shareholders is scheduled for January 8, 2014. Your vote will help the Fund(s) avoid delays and additional expenses.

Please help us by casting your proxy vote today. The Boards of Directors, who have carefully considered the proposals, believe the proposals to be in the best interests of shareholders, and unanimously recommend that you vote FOR each of the proposals.

Thank you for your assistance with this important matter.

Sincerely,

Donald C. Cacciapaglia

President

P.S. - More information regarding this Special Joint Meeting of Shareholders and the proposals can be found in the proxy statement. If you would like another copy of the proxy statement or have any proxy-related questions, please call 1-800-591-8269 for assistance. Representatives are available between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time.

Here are three convenient methods for submitting your proxy vote.

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided. If convenient for you, please utilize one of the first two options above to ensure that your response is received in time for the Special Joint Meeting on January 8th.

Shareholder Services

Shareholder Name Address 1 Address 2 Address 3

IMPORTANT NOTICE

December 26, 2013

Re: Security Funds

Dear Shareholder:

We have been trying to get in touch with you regarding a very important matter pertaining to your investment with Security Funds, which are part of the Guggenheim Investments fund complex. This matter pertains to important operating initiatives relating to the Funds that require shareholder consideration.

It is very important that we speak to you regarding this matter. The call will only take a few moments of your time and there is no confidential information required.

Please contact us toll-free at 1-800-591-8269 extension 8565 between 9:00 a.m. and 11:00 p.m. Eastern time Monday through Friday. At the time of the call please reference the number listed below.

Thank you.

Sincerely,

Frederick M. Bonnell

Managing Director, Shareholder Services

ID NUMBER: 1234567

AST FUND SOLUTIONS

1200 Wall Street West, Lyndhurst NJ 07071 — 1-800-217-0538

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